Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2019, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Penn Virginia Corporation on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of Penn Virginia Corporation on Form S-3 (File Nos. 333-214709 and 333-216756) and on Form S-8 (File No. 333-213979) and the Registration Statement of Denbury Resources Inc. on Form S-4 (File No. 333-228935).

/s/ GRANT THORNTON LLP
Houston, Texas
February 27, 2019